Exhibit 99.2

Jupiter Acquisition Corporation Announces Closing of $150 Million Initial Public Offering

HOBE SOUND, FL, Aug. 17, 2021 (GLOBE NEWSWIRE) -- Jupiter Acquisition Corporation (the “Company”) announced today that it closed its initial public offering of 15,000,000 units. The offering was priced at $10.00 per unit, generating total gross proceeds of $150,000,000.

The units are listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “JAQCU.” Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “JAQC” and “JAQCW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, the Company currently intends to focus on acquiring a business in the consumer industry. The Company is led by James Hauslein, President of Hauslein & Company, Inc., a private investment firm, and former Chairman and Chief Executive Officer of Sunglass Hut International, James N. Clarke, Managing Partner and Chief Executive Officer of Clarke Capital Partners, LLC, a private family office investment firm, and former Founder, Chairman and Chief Executive Officer of Clearlink, and Gaurav Burman, Managing Partner of Burman Family Holdings, a private investment firm.

Nomura Securities International, Inc., Brookline Capital Markets, a division of Arcadia Securities, LLC, and Ladenburg Thalmann & Co. Inc. acted as joint book-running managers of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 12, 2021. The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained by contacting Nomura Securities International, Inc., Attention: Equity Syndicate Department, Worldwide Plaza, 309 West 49th Street, New York, New York 10019-7316, or by telephone at 212-667-9000, or by email at equitysyndicateamericas@nomura.com. Copies of the registration statement can also be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the net proceeds of the initial public offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact

Jupiter Acquisition Corp.

212-207-8884

jim@hauslein.com